Exhibit 99.2

ARCA BIOPHARMA ANNOUNCES IDE SUBMISSION TO US FDA FOR GENCARO

COMPANION DIAGNOSTIC TEST

Phase 2B/3 GENETIC-AF Trial on Track to Begin Patient Enrollment in Q1 2014

Westminster, CO, December 5, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that Laboratory Corporation of America (LabCorp®) (NYSE: LH) has informed ARCA that LabCorp has submitted an Investigational Device Exemption (IDE) application to the U.S. Food and Drug Administration (FDA) for the planned companion diagnostic test for GencaroTM (bucindolol hydrochloride), a pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation (AF). If accepted by the FDA, the IDE will allow the companion diagnostic test to be used in the planned GENETIC-AF clinical trial. ARCA’s Gencaro Investigational New Drug (IND) application for AF has been accepted by the U.S. Food and Drug Administration (FDA) and is active.

ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted AF prevention treatment. LabCorp and ARCA have developed the companion diagnostic test for Gencaro to identify patient genotypes based on these genetic variations of the beta-1 cardiac receptor. LabCorp will provide the patient genetic testing for ARCA’s GENETIC-AF clinical trial of Gencaro, which is expected to begin patient enrollment in the first quarter of 2014.

GENETIC-AF Clinical Trial

GENETIC-AF is planned as a Phase 2B/3, multi-center, randomized, double-blind clinical trial comparing Gencaro to Toprol-XL for prevention of AF in patients with heart failure and reduced left ventricular ejection fraction (HFREF). ARCA plans to enroll only patients with the genetic variant of the beta-1 cardiac receptor which the Company believes responds most favorably to Gencaro. GENETIC-AF has an adaptive design, under which the Company plans to initiate it as a Phase 2B study in approximately 200 patients and then, depending on the results of an interim analysis by the trial Data Safety Monitoring Board (DSMB), expand the trial to a Phase 3 study by enrolling an estimated additional 420 patients. The Company anticipates that patient enrollment in GENETIC-AF will begin in the first quarter of 2014.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, the sufficiency of the Company’s capital to support its operations, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, the role of AF burden in diagnosis and treatment of atrial fibrillation and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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